Exhibit 3.1

CERTIFICATE OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

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Adopted in accordance with the provisions of Section 228, Section 242 and Section 245 of the

General Corporation Law of the State of Delaware

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The undersigned, being the Treasurer of SailPoint Technologies Holdings, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:    The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on August 8, 2014 (the “Original Certificate”) under the name of SailPoint Technologies Holdings, Inc.

SECOND:    An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on September 8, 2014 (the “Existing Certificate”).

THIRD:    Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Existing Certificate.

FOURTH:    This Second Amended and Restated Certificate of Incorporation was adopted in accordance with the provisions of Section 228, Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

FIFTH:    The Existing Certificate is hereby restated in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof.

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IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Second Amended and Restated Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 26th day of June, 2017.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ J. Cameron McMartin
Name:	J. Cameron McMartin
Title:	Treasurer

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

This corporation was organized by filing its original Certificate of Incorporation under the name of “SailPoint Technologies Holdings, Inc.” with the Secretary of State of the State of Delaware on August 8, 2014. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

ARTICLE I

The name of the corporation is “SailPoint Technologies Holdings, Inc.”

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE IV

Section 1.    Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 60,000,000 consisting of: (a) 59,500,000 shares of Common Stock, $0.0001 par value per share (hereinafter called “Common Stock”), and (b) 500,000 shares of Series A Preferred Stock, $0.0001 par value per share (hereinafter called “Preferred Stock”).

Section 2.    Powers, Preferences and Special Rights of Common Stock. The powers, designations, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions of Common Stock are as follows:

2.1    Dividends. Subject to the rights of the holders of Preferred Stock to receive all accrued and unpaid dividends thereon as provided in Section 3 prior to the payment of any dividends on the Common Stock, the holders of Common Stock shall be entitled to receive when, as, and if declared by the board of directors of the Corporation (the “Board”), out of funds legally available therefor, dividends payable in cash, stock or otherwise.

2.2    Distributions Upon Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after the holders of Preferred Stock shall have received their Liquidation Value (as defined in Section 8 below) per share, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock.

2.3    Voting Rights. Subject to the voting rights granted to the holders of Preferred Stock, the holders of Common Stock shall be entitled to one (1) vote per share in voting or consenting on the election of directors and for all other corporate purposes.

Section 3.    Powers, Preferences and Special Rights of Preferred Stock. The powers, designations, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions of Preferred Stock are as follows:

3.1    Dividends.

(a)    General Obligation. When, as and if declared by the Board, and to the extent permitted under the General Corporation Law of the State of Delaware, the Corporation shall pay preferential dividends to the holders of Preferred Stock as provided in this Section 3.1. No dividend shall be paid with respect to any share of Preferred Stock unless such dividend is paid with respect to all shares of Preferred Stock. Dividends on each share of Preferred Stock (a “Preferred Share”) shall be paid at such time as determined by the Board and shall be paid in cash or additional shares of Preferred Stock (valued at the Liquidation Value thereof) as determined by the Board, and shall accrue and compound on a daily basis at the rate of nine percent (9%) per annum of the sum of the Liquidation Value thereof from such Preferred Share’s date of issuance to and including the first to occur of (i) the date on which the Liquidation Value of such Preferred Share is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Preferred Share by the Corporation, (ii) the conversion of such shares of Preferred Stock into shares of Common Stock pursuant to Section 3.3 or (iii) the date on which such Preferred Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities unless the Corporation complies with the requirements of Section 3.1(c) below. The date on which the Corporation initially issues any share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(b)    Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Preferred Shares held by such holder. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of Preferred Stock are insufficient to permit payment to such holders of the Liquidation Value, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of Preferred Stock held by each such holder. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Preferred Stock held by each such holder. Not less than five (5) business days prior to the payment date stated therein, the Corporation shall provide notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Preferred Share and each share of Common Stock in connection with such liquidation, dissolution or winding up.

(c)    Priority of Preferred Stock on Dividends and Redemptions. So long as any Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Preferred Stock and/or Common Stock from present or former employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including, without limitation, the termination of employment.

3.2    Redemptions.

(a)    Optional Redemptions. Subject to the conversion rights contained in Section 3.3, the Corporation may at any time and from time to time redeem all or any portion of the Preferred Stock then outstanding, pro rata among the holders of the Preferred Stock. Upon any such redemption, the Corporation shall pay a price per share equal to the Liquidation Value thereof.

(b)    Redemption in Connection with an Initial Public Offering. Subject to the conversion provisions contained in Section 3.3, the Corporation shall, at the request (by written notice given to the Corporation) of the holders of a majority of the Preferred Stock, apply the net cash proceeds from any Initial Public Offering remaining after deduction of all discounts, underwriters’ commissions and other reasonable expenses to redeem, on a pro rata basis, all or any portion of the Preferred Stock at a price per Preferred Share equal to the Liquidation Value thereof. Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than five (5) business days after the Corporation’s receipt of such proceeds.

(c)    Redemption Payments. For each Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder of the certificate representing such Preferred Share) an amount in immediately available funds equal to the Liquidation Value of such Preferred Share. If the funds of the Corporation legally available for redemption of Preferred Shares on any

Redemption Date are insufficient to redeem the total number of Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Preferred Shares pro rata among the holders of the Preferred Shares to be redeemed based upon the aggregate Liquidation Value of such Preferred Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Preferred Shares, such funds shall immediately be used to redeem the balance of the Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(d)    Notice of Redemption. Except as otherwise provided herein, the Corporation shall provide written notice of each redemption of any Preferred Stock to each record holder thereof not more than sixty (60) nor less than five (5) business days prior to the date on which such redemption is to be made. In case fewer than the total number of Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Preferred Shares shall each be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed Preferred Shares.

(e)    Determination of the Number of Each Holder’s Preferred Shares to be Redeemed. The number of Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Preferred Shares determined by multiplying the total number of Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Preferred Shares then held by such holder and the denominator of which shall be the total number of Preferred Shares then outstanding.

(f)    Dividends After Redemption Date. No Preferred Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Preferred Share is paid to the holder of such Preferred Share. On such date, all rights of the holder of such Preferred Share shall cease, and such Preferred Share shall no longer be deemed to be issued and outstanding.

(g)    Redeemed or Otherwise Acquired Preferred Shares. Any Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(h)    Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Preferred Shares, except as expressly authorized herein.

(i)    Payment of Accrued Dividends. The Corporation may not redeem any Preferred Stock, unless all dividends accrued on the outstanding Preferred Stock through such Redemption Date have been declared and paid in full.

(j)    Special Redemptions. Subject to Section 3.3, if a Fundamental Change is proposed to occur, the Corporation shall give prompt written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Preferred Stock not more than forty-five (45) days nor less than ten (10) days prior to the consummation of such Fundamental Change. The holder or holders of a majority of the Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the Preferred Stock owned by such holder or holders at a price per Preferred Share equal to the Liquidation Value thereof by giving written notice to the Corporation of such election five (5) days prior to the consummation of the Fundamental Change. The Corporation shall give prompt written notice of any such election to all other holders of Preferred Stock and each such holder shall have until the day prior to the date of the Fundamental Change to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of Preferred Stock owned by such holder.

Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Preferred Shares specified therein on the occurrence of the Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Preferred Stock may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

The term “Fundamental Change” means (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Preferred Stock as of the date of the Stock Purchase Agreement, owning more than fifty (50%) of Common Stock outstanding at the time of such sale, transfer or issuance or series of related sales, transfers and/or issuances, (ii) any sale or transfer of more than fifty percent (50%) of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business) and (iii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of Preferred Stock are not changed and Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power to elect a majority of the Board immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power to elect a majority of the Corporation’s Board.

(k)    Effect of Redemption on Preferred Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

3.3    Conversion.

(a)    Immediately prior to, but contingent upon, the closing of a Qualified IPO, each outstanding share of Preferred Stock shall automatically convert into a number of fully paid and nonassessable shares of Common Stock equal to the result of (x) the Liquidation Value of such share of Preferred Stock, divided by (y) the per share price at which the Common Stock is being offered to the public pursuant to the Qualified IPO. For clarity, the redemption rights set forth in Section 3.2(b) shall not apply in the case of a Qualified IPO.

(b)    On or prior to the closing date of an Initial Public Offering, each outstanding share of Preferred Stock not theretofore redeemed or subject to an election for redemption pursuant to Section 3.2 shall automatically convert (the “Conversion Price”) into a number of fully paid and nonassessable shares of Common Stock equal to the result of (x) the Liquidation Value of such share of Preferred Stock, divided by (y) the per share price at which the Common Stock is being offered to the public pursuant to the Initial Public Offering. The Corporation shall provide the holders of shares of Preferred Stock with written notice of the Initial Public Offering at least fifteen (15) business days prior to the closing date of the Initial Public Offering. Such notice shall specify the estimated initial public offering price of the Common Stock and the estimated Conversion Price thereon. The conversion of all shares of Preferred Stock into shares of Common Stock (other than such shares of Preferred Stock, if any, subject to redemption pursuant to Section 3.2(b)) shall be effected as of the effective time of the Initial Public Offering. To the extent permitted by law, such conversion shall be deemed to be rescinded if no closing of the Initial Public Offering occurs.

(c)    Following any conversion pursuant to this Section 3.3, the holder of Preferred Stock shall receive shares of Common Stock upon the surrender of the certificate or certificates evidencing such shares to be converted (the “Converting Shares”), duly assigned to the Corporation or endorsed in blank, at the principal office of the corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Preferred Stock) at any time during its usual business hours. Promptly after such surrender and the receipt of such written notice, the Corporation shall issue and deliver a certificate or certificates evidencing the shares of Common Stock (or shall issue such shares in book-entry form) issuable upon such conversion (the “Converted Shares”). At the time of any conversion pursuant to the terms hereof, the rights of the holders of all Converting Shares as such holders shall cease, and the Person or Persons in whose name or names the certificate or certificates evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of Converted Shares in accordance with this Section 3.3(c), such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and nonassessable.

(d)    The Corporation shall take all such corporate and other actions as from time to time may be necessary to reserve for issuance an adequate number of shares of Common Stock authorized but unissued or held as treasury shares to allow the conversion of all outstanding Preferred Shares.

(e)    No fractional Converted Shares shall be issued by the Corporation. In lieu thereof, the Corporation shall pay each holder of a fractional Converted Share an amount in cash equal to the product of (x) the applicable fraction of the fractional Converted Share and (y) as applicable either the price per share to the public of the Common Stock sold by the Corporation in the Initial Public Offering or Qualified IPO, as applicable, as set forth in the final prospectus relating thereto or the per share value of the consideration to be received in connection with the transaction giving rise to the Fundamental Change.

Section 4.    Voting Rights. Except as otherwise provided herein and as otherwise required by applicable law, the Preferred Stock shall have no voting rights; provided that each holder of Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

Section 5.    Registration and Surrender. The Corporation shall keep at its principal office a register for the registration of each class of its capital stock. Upon the surrender of any certificate representing shares of any class of the Corporation’s capital stock at such place and as provided for herein, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates of such class in exchange therefor representing, in the aggregate, the number of shares of such class of capital stock by the surrendered certificate taking into account any redemption or conversion thereof if applicable. Each such new certificate shall be registered in such name and shall be substantially identical in form to the surrendered certificate, and if such shares are Preferred Stock, then dividends shall accrue on Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

Section 6.    Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock or Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock or Common Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 7.    Effect on Conversion Price of Certain Events.

For purposes of determining the adjusted Conversion Price under Section 7, the following shall be applicable:

(a)    Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that each of the holders of Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Conversion Price immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. The Corporation shall not affect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(b)    Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, or (b) to subscribe for or purchase Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

Section 8.    Definitions.

“Common Stock” means, collectively, any class of the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Fundamental Change” has the meaning set forth in Section 3.2(j) hereof.

“Initial Public Offering” means any initial offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force, other than a Qualified IPO.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for Preferred Stock.

“Liquidation Value” of any Preferred Share shall mean the sum of (i) the Preferred Value, and (ii) all accrued and unpaid dividends thereon as provided in Section 3.1 hereof or as otherwise declared by the Board.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Value” of any Preferred Share as of any particular date shall be equal to $1,000, as adjusted for any stock splits, combinations, recapitalizations or other similar events.

“Qualified IPO” means the sale of shares of the Corporation’s capital stock or equity securities to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force with gross proceeds of at least $50,000,000.

Redemption Date” as to any Preferred Share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Preferred Share (plus any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Stock Purchase Agreement” means the Stock Purchase and Rollover Agreement, dated on or about September 8, 2014, by and between Thoma Bravo Fund XI, L.P., the Corporation and the other parties thereto, as such agreement may from time to time be amended in accordance with its terms.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

Section 9.    Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior written consent of the holders of a majority of Preferred Stock and the holders of a majority of the Common Stock outstanding at the time such action is taken; provided however, (i) that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of Preferred Stock then outstanding and (ii) any amendment, modification or waiver must apply to all holders of Preferred Stock (or Common Stock, as applicable) on the same basis and terms and without a disproportionate effect on any such holder as compared to other holders.

Section 10.    Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing, and shall be deemed to have been given when delivered personally or sent by facsimile or forty-eight (48) hours after deposited by United States mail, first class, postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

ARTICLE V

Section 1.    Number of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the by-laws and may be increased or decreased from time to time in the manner provided in the by-laws.

Section 2.    Election of Directors. Election of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the by-laws of the Corporation.

ARTICLE VII

The Board is expressly authorized to make, alter, or repeal the by-laws of the Corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend, or repeal by-laws.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any Person against all liability and expense (including attorneys’ fees) incurred by due to the fact that such Person is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys’ fees) incurred in defending an action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the fullest extent and under the circumstances permitted by Delaware law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article VIII. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Second Amended and Restated Certificate of Incorporation, any by-law, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article VIII shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board or the stockholders may determine in a specific instance or by resolution of general application. Any repeal or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

The Corporation shall have authority, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction.

ARTICLE XI

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and of the stockholders or class of stockholders of this

Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XIV

The Corporation shall not be subject to the provisions of Section 203 of the Delaware General Corporation Law.

ARTICLE XV

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the bylaws of the Corporation or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, as applied by the courts of the State of Delaware to corporations organized and existing under the Delaware General Corporation Law.

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